FOR IMMEDIATE RELEASE

CONTACTS:

Rick Filippelli, President and CEO

Donald C. Weinberger/Alisa Steinberg (media)

TeamStaff, Inc.

Wolfe Axelrod Weinberger Associates, LLC

300 Atrium Drive

212-370-4500

Somerset, NJ  08873

don@wolfeaxelrod.com

732-748-1700

alisa@wolfeaxelrod.com

TeamStaff Announces Further Management Changes

- Mr. Terry Merlin Named Director of Sales and Marketing of TeamStaff Rx, Inc. -

Atlanta, Georgia – March 8, 2007 - TeamStaff, Inc. (NASDAQ: TSTF) a national provider of healthcare and administrative staffing services, today announced that Mr. Tim Nieman stepped down as President of RS Staffing Services, Inc., the Company’s government contract staffing subsidiary. Ms. Julie Thompson was rehired on a consultant basis to assist at RS Staffing. As part of the Company’s initiative on sales and marketing in its allied and nursing staffing division, Mr. Terry Merlin was hired as Director of Sales and Marketing for TeamStaff Rx, Inc., the Company’s allied and nursing staffing subsidiary.

Commenting on the changes, TeamStaff’s CEO and President, Rick J. Filippelli, stated, “The Company wishes Mr. Nieman well and we thank him for his prior service to TeamStaff. We anticipate that the addition of Julie Thomson as a consultant will help RS Staffing focus on its organic growth initiatives and in achieving superior performance.” Mr. Filippelli continued, “We also believe that the appointment of Mr. Merlin will enable the Company’s TeamStaff Rx subsidiary to increase revenues by seeking out new business opportunities in a market that is presently experiencing expansion.”

Chief Operating Officer James D. Houston commented, “While change is sometimes difficult, we believe that the changes at RS Staffing will result in a more focused subsidiary that is ready to meet the challenges of securing large business opportunities in government contracting.” Mr. Houston continued, “We are excited about the addition of Terry Merlin to TeamStaff Rx. Terry brings a wealth of industry experience and a proven track record of success that will accelerate the recovery in our allied and nurse staffing subsidiary. We are very optimistic about the results his proven leadership abilities will produce.”

Previously, Mr. Merlin served as President of NI Healthcare Resources, a division of Talent Tree, Inc. and Vice President of business development for All About Staffing, Inc., an affiliate of HCA, Inc. At NI Healthcare Resources, Mr. Merlin led 50% revenue growth over a four-year period while significantly increasing gross margins. At All About Staffing, Mr. Merlin expanded operations from two offices to 24 locations in nine states, and increased revenue approximately 600%. Since 1992, Mr. Merlin has held positions of increasing responsibility in both hospital nursing and the staffing industry.

About TeamStaff, Inc.

Headquartered in Atlanta, Georgia, TeamStaff serves clients and their employees throughout the United States as a full-service provider of medical and administrative staffing. TeamStaff is a leading provider of nursing and allied healthcare professionals and operates through three medical staffing units. TeamStaff’s RS Staffing subsidiary specializes in providing medical and office administration/technical professionals through nationwide schedule contracts with both the General Services Administration and Veterans Affairs. The TeamStaff Rx subsidiary operates throughout the US and specializes in the supply of allied medical employees and nurses, especially “travel” staff (typically 13 week assignments). TeamStaff’s Nursing Innovations unit provides travel nursing, per diem nursing, temporary-to-permanent nursing and permanent nursing placement services. For more information, visit the TeamStaff web site at www.teamstaff.com.

This press release contains "forward-looking statements" as defined by the Federal Securities Laws. TeamStaff's actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors and uncertainties, including but not limited to:  our ability to continue to recruit qualified temporary and permanent healthcare professionals and administrative staff at reasonable costs; our ability to retain qualified temporary healthcare professionals and administrative staff for multiple assignments at reasonable costs; our ability to attract and retain sales and operational personnel;  our ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks, physician practice groups and the United States government on terms attractive to us and to secure orders related to those contracts; our ability to demonstrate the value of our services to our healthcare and other facility clients; changes in the timing of hospital, healthcare facility clients’, physician practice groups’ and U.S. Government orders for and our placement of temporary and permanent healthcare professionals and administrative staff;  our ability to successfully bid on government contract opportunities, to win the bids and then to fully implement the contracts once awarded; the process of government contracting in general including, but not limited to, the protest process, and the on-time commencement of government contracts awarded; the general level of patient occupancy at our hospital, healthcare facility clients’ and physician practice groups’ facilities; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of our hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which we place temporary and permanent healthcare professionals; our ability to successfully implement our strategic growth, acquisition and integration strategies; our ability to successfully integrate completed acquisitions into our current operations; our ability to manage growth effectively; our ability to leverage our cost structure; the performance of our management information and communication systems; the effect of existing or future government legislation and regulation; our ability to grow and operate our business in compliance with these legislation and regulations; the impact of medical malpractice and other claims asserted against us; the disruption or adverse impact to our business as a result of a terrorist attack; our ability to carry out our business strategy; the loss of key officers and management personnel that could adversely affect our ability to remain competitive; other regulatory and tax developments; the effect of recognition by us of an impairment to goodwill; the effect of adjustments by us to accruals for self-insured retentions and other one-time events and other important factors disclosed previously and from time-to-time in TeamStaff’s filings with the U.S. Securities Exchange Commission.  These factors are described in further detail in TeamStaff's filings with the U.S. Securities and Exchange Commission. The information in this release should be considered accurate only as of the date of the release. TeamStaff expressly disclaims any current intention to update any forecasts, estimates or other forward-looking statements contained in this press release.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding TeamStaff, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

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